PS BUSINESS PARKS, INC.
                                   EXHIBIT 12:
         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                         Six Months Ended
                                                                                             June 30,
                                                                           -------------------------------------------
                                                                                   2002                    2001
                                                                           ---------------------- --------------------
      Net income......................................................       $    30,174,000         $   24,295,000
      Minority interest...............................................            16,488,000             13,152,000
      Interest expense................................................             2,983,000                394,000
      Equity income from sale of joint venture properties.............              (148,000)                     -
                                                                           ---------------------- --------------------
      Earnings available to cover fixed charges.......................       $    49,497,000         $   37,841,000
                                                                           ====================== ====================
      Fixed charges (1)...............................................       $     3,271,000         $    1,292,000
      Preferred distributions.........................................            16,375,000              9,548,000
                                                                           ---------------------- --------------------
      Combined fixed charges and preferred distributions..............       $    19,646,000         $   10,840,000
                                                                           ====================== ====================

      Ratio of earnings to fixed charges..............................                 15.13                  29.29
                                                                           ====================== ====================
      Ratio of earnings to combined fixed charges and preferred
       distributions..................................................                  2.52                   3.49
                                                                           ====================== ====================





                                                                   Years Ended December 31,
                                       ---------------------------------------------------------------------------------
                                            2001             2000            1999             1998            1997
                                       ---------------- --------------- ---------------  --------------- ---------------
Net income.........................     $ 49,870,000     $ 51,181,000    $ 41,255,000     $ 29,400,000    $  3,836,000
Minority interest..................       27,489,000       26,741,000      16,049,000       11,208,000       8,566,000
Interest expense...................        1,715,000        1,481,000       3,153,000        2,361,000           1,000
                                       ---------------- --------------- ---------------  --------------- ---------------
Earnings available  to  cover fixed
   charges.........................     $79,074,000      $79,403,000     $ 60,457,000     $ 42,969,000    $ 12,403,000
                                       ================ =============== ================ =============== ===============

Fixed charges (1)..................     $  2,806,000     $  2,896,000    $  4,142,000     $  2,629,000    $      1,000
Preferred distributions............       22,961,000       17,273,000       7,562,000                -               -
                                       ---------------- --------------- ---------------  --------------- ---------------
Combined   fixed    charges     and
  preferred distributions..........     $ 25,767,000     $ 20,169,000    $ 11,704,000     $  2,629,000    $      1,000
                                       ================ =============== ================ =============== ===============
Ratio of earnings to fixed charges.            28.18            27.42           14.60            16.34          12,403
                                       ================ =============== ================ =============== ===============
Ratio of earnings to combined fixed
   charges and preferred
   distributions...................             3.07             3.94            5.17            16.34          12,403
                                       ================ =============== ================ =============== ===============



(1) Fixed charges include interest expense plus capitalized interest.